EXHIBIT 4.105

Termination Agreement

This Agreement is executed on July 24, 2006 by and between:

Party A: Beijing Lahiji Technology Development Co., Ltd. (hereinafter referred to as “Party A”)

Registered Address: Room 601, Unit C, No.18 of Xi Huan Road (S), Economic-Technological Development Area, Beijing

Party B: Beijing Bo Xun Rong Tong Information Technology Co., Ltd. (hereinafter referred to as “Party B”)

Address: Room 831, Jinmen Plaza III, No. 9 of Yangfangdian Road, Haidian District, Beijing

Whereas:

1.	Party A and Party B executed an Exclusive Technical and Consulting Services Agreement (hereinafter referred to as the “Exclusive Technical and Consulting Services Agreement”) on June 1, 2006.

2.	Party A and Party B wish to terminate the Exclusive Technical and Consulting Services Agreement upon the satisfaction of certain conditions.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Exclusive Technical and Consulting Services Agreement, which shall automatically become invalid upon the effective date of this agreement.

2.	On the date when the Exclusive Technical and Consulting Services Agreement becomes invalid, the rights and obligations of Party A and Party B under the Exclusive Technical and Consulting Services Agreement shall be terminated accordingly.

3.	This Agreement shall take effect on the date when Sun Wei Jing and Wang Yu Tian execute Share Transfer Agreement with the person designated by Party A with respect to all their equity interest in Party B and register the change of shareholder with the original administration of industry and commerce.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

Party A: Beijing Lahiji Technology Development Co., Ltd.

Authorized Representative:

Seal:

Party B: Beijing Bo Xun Rong Tong Information Technology Co., Ltd.

Authorized Representative:

Seal:

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